Exhibit 3.1

CERTIFICATE OF SECRETARY

OF

SERACARE LIFE SCIENCES, INC.,

a California corporation

I, Jerry L. Burdick, Secretary of SeraCare Life Sciences, Inc., a California corporation (this “Corporation”), hereby certify that attached hereto as Exhibit A is a true, correct and complete copy of the amendment to Article II, Section 6 of the Bylaws of this Corporation as duly adopted pursuant to an Action by Unanimous Written Consent of the Board of Directors of this Corporation on November 16, 2004.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of November 16, 2004.

/s/ Jerry L. Burdick
Jerry L. Burdick,
Secretary

EXHIBIT A

Amendment to Article II, Section 6 of

the Bylaws of

SeraCare Life Sciences, Inc.,

a California corporation

The last sentence of Section 6 of Article II of the Bylaws is amended to read in full as follows:

“If a quorum is present, except with respect to election of directors, the affirmative vote of the majority of the shares represented at the meeting and voting on the matter (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by the General Corporation Law or the Articles of Incorporation.”

A-1